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                                                                     Exhibit 5-A


                                HUNTON & WILLIAMS
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074


                                 March 12, 1998



Dana Corporation
P.O. Box 1000
Toledo, Ohio 43697

Gentlemen:

         We consent to the filing of this opinion as an exhibit to Registration Statement No. 333-42239 (the "Registration Statement") relating to Common Stock, $1 par value, and Debt Securities (the "Securities") of Dana Corporation (the "Company") with a maximum aggregate offering price of $600 million and to the reference to us under "Legal Matters" in the Registration Statement.

         We have examined such certificates of the Company's officers and such evidence of corporate action as we consider relevant as the basis for this opinion, and are of the opinion that the issuance under the Registration Statement of the 2008 Notes and 2028 Notes that are described therein and in the Prospectus Supplement dated March 13, 1998, has been duly and validly authorized by the Board of Directors of the Company, no other corporate action being necessary, and that when the Notes are issued as provided in the Registration Statement and the Prospectus Supplement, they will be legally issued, fully paid and nonassessable, and they will be binding obligations of the Company.

                                                     Very truly yours,

                                                     /s/  Hunton & Williams